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EXHIBIT 5.1
OPINION OF DECHERT

December 9, 2002

Pharmacopeia, Inc.
CN 5350
Princeton, NJ 08543-5340

Re:  Registration on Form S-8 of 1,000,000 Shares of Common Stock of Pharmacopeia, Inc.

Ladies and Gentleman:

        We have acted as counsel for Pharmacopeia, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Common Stock, par value $0.0001 per share, on a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC").

        The Registration Statement relates to the issuance and sale of up to 1,000,000 shares of Common Stock to be offered pursuant to the Pharmacopeia, Inc. 1994 Incentive Stock Plan, as amended (the "Plan").

        In rendering this opinion, we have examined the Plan, copies of the Registration Statement, copies of the restated certificate of incorporation and bylaws of the Company, each as amended, copies of certain resolutions of the Board of Directors of the Company and such other corporate records and documents as we have deemed necessary in order to enable us to express the opinion set forth below.

        Based on the foregoing examination, it is our opinion that, when issued against receipt of the agreed purchase price therefor pursuant to the exercise of options granted in accordance with the provisions of the Plan and in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/  DECHERT

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EXHIBIT 5.1 OPINION OF DECHERT